SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM N-8A

                  NOTIFICATION OF REGISTRATION
                 PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940


  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                 The Barrett Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):       565 Fifth Avenue,
                                             New York, NY 10017

Telephone Number (including area code):      (212) 983-5080

Name and address of agent for service of process:

                                Robert E. Harvey
                     565 Fifth Avenue, New York, NY 10017

Copies to:
    Michael P. O'Hare, Esq., Stradley, Ronon, Stevens & Young, LLP
       2600 One Commerce Square, Philadelphia, PA 19103-7098

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A:      YES  [X]  NO  [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in New York, New York on the 29th day of September, 1998.

                               THE BARRETT FUNDS


                               BY: JOHN D. BARRETT, II
                                   John D. Barrett, II, Chairman

Attest:   PAULA J. ELLIOT
          Paula J. Elliot, Secretary